Code of Conduct and Ethics Effective June 3, 2014 Page 1 of 14

Code of Conduct and Ethics

Code of Conduct and Ethics Effective JUNE 3, 2014

TABLE OF CONTENTS

Chief Executive Officers’ Message	2
Covered Individuals	2
Ethical Standards	2
Compliance Program and Leadership	3
Compliance with Laws, Regulations, Policies and Guidelines	3
Federal and State Anti-Kickback Statutes	3
Federal and State False Claims Acts (FCA)	4
Pharmaceutical Research and Manufacturers of America (PhRMA)	4
Drug Laws	4
Prescription Drug Marketing Act of 1987 (PDMA)	5
Securities Laws	5
Disclosure	5
Antitrust Laws	6
The Foreigh Corrupt Practices Act (FCPA)	6
UK Anti-Bribery Act	6
Environmental	6
Conflicts of Interest	7
Interactions with Healthcare Professionals	7
Work Environment	7
Confidential Information	8
Competitive Intelligence	9
Company Assets	9
Reporting Violations	9
Investigations	10
Policy Against Non-Retaliation	10
Access and Training	11
Discipline and Mandatory Sanctions	11
Retention of Reports and Complaints	11
Required Government Reporting	11
Further Information	12

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Chief Executive Officer Message

Dear Colleagues:

We are all part of a company dedicated to developing and commercializing innovative products that advance patient care. One of our core values is “Do the Right Thing.” As your CEO, I would like all members of our team to understand that our commitment to excel at what we do must not come at the expense of maintaining integrity and ethics. We each have the individual and collective responsibility to comply with the laws, regulations, policies and codes covering our business and ourselves, and this includes both following the spirit of these as well as their literal terms. I urge you to review this Code of Conduct and Ethics carefully and apply the principles and rules everyday as you go about your job duties. We each have a responsibility to raise any concerns we should have any decisions or practices that might conflict with this Code of Conduct and Ethics. You have my commitment and reassurance that there will be no retaliation as result of you raising any such concerns.

Sincerely,

Stephen R. LaNeve, CEO

Covered Individuals

Bone Biologics Corporation, together with its subsidiary Bone Biologics, Inc. (“Bone” or the “Company”) is committed to high ethical standards in the conduct of its business. This Code of Conduct and Ethics (herein referred to as the “Code”) has been adopted by the Board of Directors and applies to all directors, officers, full and part time employees, temporary workers, contract workers and consultants. The Code provides a general statement of the expectations to which these persons should adhere while acting on behalf of Bone in the workplace and in any work-related setting outside the workplace. It does not, and cannot, cover every issue that may arise, but it sets out basic guidance principles that you should apply.

Ethical Standards

You are personally accountable for following these principles in performing your work on behalf of Bone:

●	Basing decisions and actions on honesty, fairness, integrity and fact;
●	Understanding and conducting business in compliance with all applicable laws and this Code;
●	Treating all employees, contract workers, customers, vendors and suppliers in an honest and fair manner;
●	Not participating in or tolerating unlawful activity, fraud, deceit or concealment;

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●	Avoiding situations where personal interests are, or appear to be, in conflict with Company interests;
●	Safeguarding and properly using Company proprietary information, assets and resources;
●	Maintaining confidentiality of non-public information and not acting on such information for personal gain; and
●	Adhering to all applicable Bone policies and standards.

Compliance Program and Leadership

Compliance with applicable laws and this Code is of the highest importance. In order to foster, ensure and monitor compliance, Bone has adopted policies, training programs and mechanisms to promote an atmosphere of open, honest and ethical communication throughout the Company, periodic audits to monitor compliance, investigations of alleged non-compliance, and responses to detected offenses (in totality these make up the “Compliance Program”). However, compliance with this Code is the responsibility of each covered individual (see above). The officer authorized to oversee compliance with this Code is the General Counsel, or in the absence of such person, the Chief Financial Officer.

The compliance officer’s responsibility is to ensure communication, training, monitoring, and overall compliance with the Code. Together with the Company’s officers, directors and managers, the compliance officer will have the responsibility of fostering an atmosphere where employees are comfortable with communicating and reporting concerns and possible Code violations. Managers are the “go to” persons for employee questions and concerns relating to the Code. Managers or supervisors will immediately report any violations or allegations of violations to the compliance officer. Managers will work with the compliance officer in assessing areas of concern, potential violations, any needs for enhancement of the Code or remedial actions to effect the Code’s policies and overall compliance with the Code and other related policies. The compliance officer reports directly to the Chief Executive Officer, and has the authority and an open channel to report directly to the Nominating and Governance Committee of the Board of Directors.

Compliance with Laws, Regulations, Policies and Guidelines

You must comply with all federal, state and local laws and regulations, and all Company Policies applicable to your activities on behalf of Bone. Copies of all Company policies may be found on the Company’s Headquarters. If a law or regulation conflicts with a Company policy or this Code, you must comply with the law or regulation; however, if a local custom or policy conflicts with a Company Policy or this Code, you must comply with the Code. Compliance with laws, regulations, company policy and other applicable guidelines is critical to Bone’s professionalism and corporate success. Although these laws, regulations, policies and guidelines can be complex, effective compliance is essential to Bone’s business operations. If there are any questions about these conflicts, you should ask your supervisor or the compliance officer how to handle the situation. In the section below, some of the most important laws and guidelines that govern Bone’s business are outlined:

●	Federal and State Anti-Kickback Statutes - Anti-kickback (AKS) laws prohibit anyone from offering, paying, soliciting, or receiving anything of value (including a kickback, bribe, or rebate) in return for referring an individual for an item or service reimbursed under a federal or state healthcare program. Violations of the laws can lead to severe penalties including: criminal and/or civil fines for the Company, individual employees, and the healthcare professionals involved in an improper arrangement, and/or imprisonment.

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●	Federal and State False Claims Acts - The Federal False Claims Act (FCA) and similar state laws prohibit the submission of false or fraudulent claims or information for payment or approval to federal or state government and healthcare programs. Violations of these laws include providing false information to customers related to coding, pricing, or submission of claims for government programs and the promotion of products for unapproved uses.
●	Pharmaceutical Research and Manufacturers of America (PhRMA) Code – PhRMA has issued the PhRMA Code on Interactions with Healthcare Professionals (herein referred to as the “PhRMA Code”). This voluntary code for member companies focuses on interactions between pharmaceutical company representatives and healthcare professionals. The Code provides guidance on marketing medicines to healthcare professionals and developing relationships focused on, among other things, informing healthcare professionals about products, providing scientific and educational information, supporting medical research and education, making charitable donations, entering into research agreements and consulting agreements, authoring publications, and providing gifts and entertainment.
●	Drug Laws. Bone is committed to maintaining the highest standards of product quality and safety. Careful attention to product quality has a direct and substantial effect on Bone’s reputation and performance and allows the Company to meet or exceed customers’ expectations. Bone’s operations and products are subject to extensive and rigorous regulatory regulation by the FDA under the Federal Food, Drug, and Cosmetic Act (the “FFDCA”). Employees must follow all regulatory requirements that relate to research, development, manufacture, testing, storage, labeling, marketing, promotion, distribution and sale of Bone’s products. Interactions of professional sales, medical affairs and other personnel with healthcare professionals are intended to provide valuable product information to the professional, thereby benefiting patients and enhancing the practice of medicine. Specific elements embodied in appropriate and responsible promotion of products include, but are not limited to:

●	Adhering to FDA-approved labeling;
●	Promoting products within the scope of the FDA-approved indications;
●	Training and validation of professional sales, medical affairs and other personnel; and
●	Providing balanced information addressing product benefits and risks;

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●	Educating patients, healthcare professionals and our employees about the appropriate use of the applicable product(s);
●	Training, testing, monitoring and auditing relevant Company employees, including our field sales personnel; and
●	Reporting adverse events relating to a Bone product: Employees who become aware of an adverse event; whether or not the patient, healthcare professionals or clinical investigator believe that the adverse event and/or the effect of it are directly related to a Bone product, must report it as follows:

●	Prescription Drug Marketing Act of 1987 (PDMA). PDMA was enacted to address certain prescription drug marketing practices that have contributed to the diversion of large quantities of drugs into a secondary grey market. These marketing practices, including the distribution of free samples, the use of coupons redeemable for drugs at no cost or low cost and the sale of deeply discounted drugs to hospitals and health care entities, have helped fuel a multi-million dollar drug diversion market that provides a portal through which mislabeled, sub- potent, adulterated, expired and counterfeit drugs are able to enter the nation’s drug distribution system.
●	Securities Laws. The U.S. Federal and State securities laws prohibit the use of material, non-public information in connection with the purchase or sale of securities. Employees, officers and directors are forbidden from using or disclosing material, non-public information that they acquire during the course of their employment with the Company. Material information is information that an average investor might consider important when deciding whether to buy, sell or hold securities. All Bone employees must adhere to the Company’s Insider Trading Policy. If you have any questions regarding the above or the Company’s Insider Trading Policy, please contact the Company’s General Counsel.
●	Disclosure. It is imperative that all disclosure in documents filed by Bone with the Securities and Exchange Commission (SEC) or in other public communications by Bone is full, fair, accurate, timely and understandable. All officers, directors and employees must take all steps necessary to assist Bone in fulfilling these responsibilities, consistent with each person’s role in the Company. Employees should give prompt, accurate answers to all inquiries in connection with Bone’s preparation of public disclosures and reports. Bone is required under the federal securities laws to avoid the selective disclosure of material non-public information. Bone has established procedures for releasing material information in a manner that is designed to achieve broad dissemination of the information immediately upon its release. Employees should not, therefore, disclose material information to anyone outside the Company, including family members and friends, other than in accordance with those established procedures. Any inquiries or requests from outsiders (including securities analysts, investors, media, etc.) regarding material non- public information about the Company should be forwarded to authorized spokespersons of the Company as detailed in the Insider Trading Policy.

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●	Antitrust Laws. It is Bone’s policy to compete fairly and legitimately and to comply with applicable antitrust and competition laws. The antitrust laws prohibit agreements or actions that may restrain trade or reduce competition and are designed to ensure businesses are competing fairly. Violations of antitrust laws may include agreements or understandings between Bone and its competitors to fix or control prices, terms or conditions of sale; to boycott specified suppliers or customers; to allocate products, territories or markets; or to limit the production or sale of products. Employees must exercise special care and take reasonable measures to ensure that any activities undertaken with representatives of other companies are not viewed and would not be construed as violations of antitrust law.
●	The Foreign Corrupt Practices Act (FCPA) – The FCPA provides specific laws on conducting business with foreign government officials. Under this Act, a company (and its directors, agents, officers and employees) is prohibited from directly or indirectly offering, promising to pay or authorizing the payment of money or anything of value to a foreign government official to win or retain business or favorable treatment. In addition, the FCPA requires Bone to keep accurate books and records and maintain an adequate system of internal accounting controls.
●	UK Anti-Bribery Act – The UK-Anti Bribery Act prohibits crimes of bribery such as being bribed or bribing another person, the bribery of foreign public officials, and the failure of a commercial organization to prevent bribery on its behalf.
●	Environmental Laws – Governments at all levels and in many countries have enacted very strict laws for the protection of the environment. Enforcement authorities have shown a strong tendency to enforce criminal laws against corporations and their employees for serious environmental offenses. Of course, we also want to do our part to preserve our environment. You must exercise good judgment with regard to the environmental aspects of our use of buildings and real estate, our laboratory processes and our products. You must comply with all applicable environmental laws and with all permits and approvals granted to the Company by environmental regulatory authorities. You should take effort to reduce or eliminate the creation of waste at the source, to promote the recycling of waste material and to dispose of any remaining waste material in accordance with applicable environmental laws.

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Conflicts of Interest

You should avoid situations in which your personal, family or financial interests conflict or even appear to conflict with those of Bone or compromise its interests. You should handle all actual or apparent conflicts of interest between your personal and professional relationships in an honest and ethical manner. Conflicts are not always clear-cut. A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of the Company. A conflict situation can arise when an employee, officer or director takes action or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or a member of his or her family, receives personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest.

It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier. You are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on the Company’s behalf. In addition, employees, officers and directors are prohibited from taking for themselves personally any opportunities that are discovered through the use of corporate property, information or position, except with the consent of the Board of Directors. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. If you become aware of a conflict or potential conflict of interest, contact your own supervisor or the compliance officer for further guidance. Should an actual conflict of interest arise between the personal, professional or financial duties of an employee, the employee involved in this conflict of interest should address, disclose and handle the matter in the utmost ethical manner and in accordance with this Code.

Interactions with Healthcare Professionals

Appropriate and ethical relationships with healthcare professionals are an essential business component to any pharmaceutical company. A critical element of this relationship is ensuring that healthcare professionals have the most accurate information available in regards to prescription medicines. These interactions should be conducted in a fair and ethical manner to ensure that purchasing or prescribing decisions are made objectively, and not on the basis of a financial relationship. As such, Bone expects all employees to conduct themselves in the most appropriate and compliant manner when interacting with healthcare professionals. Because healthcare professionals are subject to specific laws and regulations, when interacting with healthcare professionals, all employees shall abide by applicable laws and applicable Bone policies. See above, under “Compliance with Laws, Regulations, Policies and Guidelines” and also Bone policies on the Company Headquarters.

Work Environment

• Nondiscrimination. The Company is committed to a policy of complying with all applicable federal, state and local laws prohibiting unlawful considerations of race, religion, color, national origin, sex, sexual orientation, gender identity, age, disability, marital status or any other classification protected by applicable local, state or federal laws. This policy applies to all aspects of employment, including, but not limited to, hiring, job assignment, compensation, promotion, benefits, training, discipline and termination. You must follow all applicable governmental laws and Company policies. Our goal is to establish and maintain a work environment free from discrimination and harassment of any kind. Bone is committed to fostering open communication throughout the organization to resolve any questions, concerns, problems or complaints, including those involving discrimination or harassment.

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●	Safety. Bone is committed to providing a work environment that strives to protect employee health and safety. At the same time, health and safety are important aspects of job performance. In addition, there are extensive local and national laws designed to promote a safe workplace. These laws are strictly enforced. Employees have a responsibility to learn the safety procedures applicable to their jobs and to follow them. Employees must remain aware of risks in the workplace and try to reduce these risks. If needed, advice and guidance from the Legal Department or Human Resources can be provided.
●	Privacy. The internet and globalization have led to a shrinking world in which public attention on the protection of an individual’s privacy is ever-increasing. We advocate maintaining the privacy of an individual’s personal information. Accordingly, all Bone employees must comply with all applicable laws and regulations addressing privacy, including the Health Insurance Portability and Accountability Act of 1996 (HIPAA) and applicable state and foreign laws.

Confidential Information

Bone employees have an ethical obligation to safeguard all Bone confidential and proprietary information. Confidential Information includes, but shall not be limited to:

●	Unpublished financial information including, but not limited to, financial models, sales and revenue information and pre-launch information;
●	Project status, business development discussions, collaborations, inventions, trade- secrets, know-how;
●	Operational and/or marketing plans, systems, techniques, information and budgets;
●	Personal information including, but not limited to, salary, wage and benefits information;
●	Customer information and requirements;
●	Patient Information (i.e. individually identifiable health information such as name, address, birth date, Social Security Number); and
●	Information pertaining to Bone’ relationship with other businesses, incuding existing or potential strategic partners, suppliers, distributors, consultants and any other information that is not publicly available.

Employees are responsible for maintaining the privacy of business activities, operations and intelligence. Confidential Information should not be used for personal uses. This Confidential Information is entrusted to employees in conjunction with the employee’s roles and responsibilities and may be distributed in connection with a confidentiality agreement. Employees with access to Confidential Information should take reasonable care to keep this information private and confidential and must not discuss Confidential Information with any unauthorized recipients. Unauthorized recipients are those individuals who do not have a business need to know the Confidential Information or are seeking Confidential Information without the presence of a signed confidentiality agreement, as well as a valid business explanation for obtaining the information.

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Competitive Intelligence

It is entirely proper for the Company to gather information about its marketplace, including information about competitors and their products and services. However, there are limits to the ways that information can be acquired and used, especially information about competitors. Any form of illegal activity pertaining to acquiring a competitor’s confidential information will not be tolerated. Obtaining a competitor’s confidential, non- public information through unlawful practices is prohibited. The improper gathering or use of competitive information could subject the Company and the employee to criminal and civil liability. When in doubt as to whether a source of information is proper, an employee should contact the Legal Department.

Company Assets

Employees should protect the Company’s assets and ensure their efficient use for legitimate business purposes. It is imperative that all employees exercise proper measures to ensure reasonable care, as theft, carelessness and waste pertaining to company assets may be harmful to the Company’s financial status, business operations, and profitability. The use of Company assets for any unlawful or improper purpose, including use that derives a personal benefit for the employee, is strictly prohibited. This includes the use of the Company’s telephone system, other electronic communication services, written materials and other property other than primarily for business-related purposes. Further, employees report any actual or suspected theft, damage or misuse of property his or her manager and/or another member of senior management immediately.

Reporting of Violations

If an employee becomes aware of suspected misconduct, illegal activities, fraud, abuse of Bone assets or violations of the standards in this Code by an officer, director, employee or contract worker which they believe in good faith is a potential violation of this Code, that employee is responsible for reporting such matters to their manager or the Company’s compliance officer immediately. Employees should also report any complaint or concern regarding Bone’s accounting, internal accounting controls, or auditing matters, or any concerns regarding questionable accounting or auditing matters. Supervisors are required to refer all reports of possible violations to the compliance officer. If an employee believes that their compliance report was given insufficient attention, they should report the matter to higher levels of management such as to the Chief Executive Officer, the Chief Financial Officer, the General Counsel or the Chair of the Nominating and Governance Committee.

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Investigations

Bone is committed to evaluating and confidentially investigating all reported concerns in a timely manner. The compliance officer will oversee the conduct of investigations, recommend corrective or disciplinary action as necessary, and report investigative outcomes to the appropriate parties. All employees are obligated to cooperate with investigational efforts, including by being truthful in response to inquiries. In response to every report regarding potential violations of the Code which is made in good faith, Bone will undertake an effective and thorough investigation, and if improper conduct is found, Bone will take appropriate disciplinary and remedial action. Bone will attempt to keep its discussions with any person reporting a violation confidential to the extent reasonably possible, without compromising the effectiveness of the investigation. If you believe your report is not properly explained or resolved, you may take your concern or complaint to the Nominating and Governance Committee of the Board of Directors. When an alleged violation of the Code is reported, the Company shall take prompt and appropriate action in accordance with the law and regulations and otherwise consistent with good business practice. If the suspected violation appears to involve either a possible violation of law or an issue of significant corporate interest, or if the report involves a complaint or concern of any person, whether employee, a stockholder or other interested person regarding the Company’s financial disclosure, internal accounting controls, questionable auditing or accounting matters or practices or other issues relating to the Company’s accounting or auditing, then the manager or investigator should immediately notify the compliance officer, who, in turn, shall notify the Chair of either the Nominating and Governance Committee and/or the Audit Committee. If a suspected violation involves any director or executive officer, or if the suspected violation concerns any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s internal controls, any person who received such report should immediately report the alleged violation to the compliance officer and, in every such case, the Chair of the Audit Committee. The compliance officer or the Chair of the Audit Committee, as applicable, shall assess the situation and determine the appropriate course of action, including the conduct of an investigation, as appropriate.

Policy Against Non-retaliation

Bone will not allow any retribution, retaliation, or discipline of any employee for making a good-faith report of a suspected violation. Employees and contract workers are protected by law from retaliation for reporting possible violations of this Code or for participating in procedures connected with an investigation, proceeding or hearing conducted by Bone or a government agency with respect to such complaints. Bone will take disciplinary action, up to and including, the immediate termination of any employee or contract worker who retaliates against another employee or contract worker for reporting any of these alleged activities.

However, any employee who deliberately makes a false accusation with the purpose of harming or retaliating against another employee, or who fails to report a matter of noncompliance, will be subject to disciplinary action. Bone will promptly initiate an investigation of the reported concern after receiving the compliance hotline call or report. Employees must keep in mind, however, that Bone may be unable to effectively and thoroughly investigate concerns unless additional information is provided.

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Access and Training

The Company shall ensure that employees, officers and directors may access the Code on the Company’s website. In addition, each current employee will be provided with a copy of the Code. New employees will receive a copy of the Code as part of their new hire information. From time to time, the Company will sponsor employee training programs in which the Code and other Company policies and procedures will be discussed. All Bone employees will be required to acknowledge that they have received a copy of this Code, that they have read and understood it and will abide by it for the duration of their employment.

Discipline and Mandatory Sanctions

Bone will enforce this Code by imposing penalties when it is violated. Any employee who has violated the law or Code will receive prompt and appropriate discipline. Circumstances vary in each case involving the potential for disciplinary action by the Company and as such, each situation shall be evaluated and handled individually. Violations of Bone’s ethical standards are grounds for disciplinary action up to and including termination of employment, in addition to possible legal prosecution, imprisonment and fines. In addition to imposing discipline upon employees involved in non-compliant conduct, the Company also will impose discipline, as appropriate, upon an employee’s supervisor, if any, who directs or approves such employees’ improper actions, or is aware of those actions but does not act appropriately to correct them, and upon other individuals who fail to report known noncompliant conduct. In addition to imposing its own discipline, the Company will bring any violations of law to the attention of appropriate law enforcement personnel. No provision of this Code may be waived except as provided herein.

Retention of Reports and Complaints

All reports and complaints made to or received by the compliance officer or the Chair of the Nominating and Governance Committee relating to violations of this Code shall be logged into a record maintained for this purpose by the compliance officer and this record of such report shall be retained for five years.

Required Government Reporting

Whenever conduct occurs that requires a report to the government, the compliance officer shall be responsible for complying with such reporting requirements.

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Further Information

Please contact the compliance officer or your manager if you have any questions about this Code or require further information. The most current version of this Code will be posted on the Company’s website and Dataroom. Should an employee feel that he or she merits a waiver regarding this Code, he or she should contact his or her manager, who should contact the appropriate member of senior management, compliance and/or legal department directly.

Any waiver or substantive amendment of this Code may be made only by the Board of Directors upon a recommendation of the Nominating and Governance Committee, and will be disclosed, including the reasons for such action, (i) on the Company’s website within four days of such action and, (ii) if required by applicable law or otherwise deemed appropriate by the Company’s Nominating and Governance Committee, by a filing with the Securities and Exchange Commission on Form 8-K within four days of such action. Bone will maintain disclosure about such amendment or waiver on the website for at least twelve months and shall retain the disclosure concerning the action

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